Exhibit 99

Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE…

Colgate Announces Record 2nd Quarter

Excellent Worldwide Unit Volume Growth

Momentum Building in U.S.

New York, New York, July 21, 2004… Colgate-Palmolive Company (NYSE:CL) today announced all-time record operating profit, net income and earnings per share in second quarter 2004. Earnings were driven by unit volume growth in all operating divisions worldwide. Global sales increased 5.5% excluding divestments, and global unit volume grew 5.0% on the same basis. Despite sharply rising material prices, gross profit margin for the Company increased 40 basis points to 55.4%, a second quarter record. Operating profit reached an all-time record $584.8 million, up 5% versus second quarter 2003. Operating profit margin achieved the same record level of 22.7% set in the year ago quarter. Worldwide dollar sales, as reported including divestments, increased 4.5% and volume on the same basis was up 4.0%.

Net income increased 4% to $373.9 million and diluted earnings per share increased 6.5% to $.66 vs. $.62 in the year ago period. This is Colgate’s 33rd consecutive quarter of increased net income, earnings per share and gross profit margin.

Late in the quarter the acquisition of GABA Holding AG, a European oral care company, was completed. The addition of this business contributed 0.5% to worldwide sales and volume growth during the quarter. The acquisition had a negative effect on earnings of less than $.01 per share during the quarter.

Reuben Mark, Chairman and CEO said, “We are pleased with the overall strength in the quarter, and are especially encouraged by the resurgence of Colgate’s U.S. business.

Second quarter unit volume growth in the U.S., excluding Simply White gel, is the strongest in three years, and this momentum is expected to continue for the balance of the year and into 2005. The current pace of the business in third quarter is strong and national market shares, particularly for toothpaste, are up. Our reinvestment in the U.S. appears to be paying off, which bodes well for U.S. and global results in 2005.”

Commenting further on the Company’s worldwide business, Mr. Mark said, “For us and for others, 2004 is a very challenging year, with incremental marketing spending in many countries and sharp increases in raw and packing material costs. Despite these pressures, we are delighted that worldwide gross margin was up meaningfully in the quarter and the first half, and is expected to be up for the year as well.

“This increase in gross profit, combined with our usual strict cost controls, allowed a very sizable global increase in commercial investment behind our core brands. As evidence of the positive effect of this spending, for example, our worldwide toothpaste unit volume increased just under 7% during the quarter, well above the Company as a whole.”

As part of Colgate’s well-known prioritization strategy, during the quarter the Company sold its detergent businesses in Ecuador and Peru to The Procter & Gamble Company. The $15 million gain on this sale was largely offset by the impact of previously announced restructurings and changes in distribution networks. The Company has also agreed to sell its detergent business in Colombia to Procter & Gamble, subject to regulatory approval.

Colgate maintained its strong balance sheet with capitalization ratios well within targeted ranges both before and after the GABA acquisition. Year to date net cash provided by operations was $644 million, 12% below last year’s level. The change is due to payment of non-operating one-time capital gains taxes during the period from the sale of European detergents in 2003 and a short-term increase in finished goods inventory in June 2004 to ensure new product supply in Latin America and the U.S. Cash generation is expected to reach last year’s record level for full year 2004.

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on second quarter results and to discuss the Company’s ongoing expectations. To access this call as a webcast, please go to Colgate’s web site at www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (23% of Company Sales)

North American sales declined 2.5% and unit volume was up slightly, somewhat better than expected. These results are measured against record sales results in the year ago quarter which were buoyed by strong sales of Colgate Simply White tooth whitening gel. Excluding the Simply White comparison, North American unit volume increased 4.5%, with more than 5% volume growth in the U.S., continuing the growth momentum seen in recent quarters. Toothpaste unit volume in the U.S. was up 9% in the quarter.

North American operating profit declined 12%, as expected, versus the all-time record level in second quarter 2003, reflecting planned increased commercial spending levels designed to build market share.

Colgate’s leadership of the U.S. toothpaste market grew during the quarter with an ACNielsen national market share of 34.2% year to date, 270 basis points ahead of the number two competitor. Colgate’s lead has increased in each of the last three months.

Renewed focus on core businesses and increased commercial investment in the U.S. is generating strong volume and market share growth. New advertising with strengthened claims in several categories began during the quarter. Volume growth exceeded 7% in the key categories of toothpaste, manual toothbrushes, liquid hand soap, body wash and fabric conditioners. For the first half of 2004, market shares have increased in 8 of 12 categories from the second half of 2003, reflecting the renewed vigor in the business.

Reaching U.S. store shelves soon is new Colgate Max Fresh toothpaste, the only toothpaste infused with mini breath strips. The breath strips dissolve instantly upon brushing, releasing an extra rush of breath freshening power. Initial acceptance of this innovative new toothpaste by the retail trade has been strong and key in-store advertising support is planned through all classes of trade.

Europe (24% of Company Sales)

European sales and unit volume, excluding divestments, grew 11.5% and 7.5%, respectively, during the quarter. The GABA acquisition added 2.5% to both sales and volume growth for the region. Healthy volume gains were achieved in the United Kingdom, Germany, Spain, Switzerland, Holland, Belgium, Poland, Czech Republic, Russia, Turkey, Romania and Adria. European sales as reported, which reflect the divestment of detergents in Europe, the GABA acquisition and the effect of foreign exchange, increased 7.0%. Dollar operating profit increased 3% to an all-time record level even after strongly increased commercial investment behind Colgate brands.

Colgate continued to strengthen its toothpaste leadership in Western Europe. Successful new products driving growth include Colgate Total Advanced Fresh, Colgate Total Plus Whitening, Colgate Sensitive and Colgate Oxygen toothpastes. Standouts in other categories include Colgate Massager and Colgate Sensitive manual toothbrushes, Palmolive Aroma Creme, Palmolive Thermal and Palmolive Thermal Spa shower gels, Palmolive deodorant and Soupline Hearts fabric conditioner.

Contributing to growth throughout Central Europe and Russia are Colgate Total Advanced Fresh, Colgate Propolis and Colgate Herbal Propolis toothpastes, Colgate Whitening toothbrush, Palmolive Aroma Creme and Palmolive Thermal Spa shower gels, and Ajax Baking Soda & Citrus all purpose cleaner.

Latin America (21% of Company Sales)

Economic recovery continues in Latin America. Colgate’s strong volume recovery continued, with a 5.0% increase in second quarter 2004. Volume gains were achieved by nearly every country in the region including Mexico, Brazil, Argentina, Chile, Colombia,

Ecuador, Peru, Venezuela, Central America, Bolivia, Paraguay and Uruguay. Dollar sales rose 1.5% reflecting negative foreign exchange. Dollar operating profit increased 5%, continuing the positive trend established in the first quarter and expected to continue throughout 2004 and into 2005.

Colgate continues to build its extremely strong Oral Care leadership in Latin America. New products contributing to market share gains include Colgate Herbal White, Colgate Sensitive, Colgate Total Plus Whitening, Colgate Triple Action Mild Mint and Sorriso Jua Plus Baking Soda toothpastes. Colgate became the Number One brand in manual toothbrushes in the region driven by the success of Colgate Navigator Plus and Colgate Massager toothbrushes. Driving growth in other categories are Palmolive Aromatherapy bar soap, Palmolive Naturals Milk & Rose shower gel and liquid hand soap, Caprice Specialties shampoo and conditioners, Mennen Speed Stick 24/7 multiform deodorants, Fabuloso Passion Fruit liquid cleaner, Ajax multipurpose degreaser spray cleaner and Axion Baking Soda and Grapefruit dish paste.

Asia/Africa (18% of Company Sales)

Asia/Africa sales and unit volume, excluding divestments, grew 13.0% and 11.0%, respectively, on top of a very strong performance in the year ago quarter. Strong volume gains were achieved by China, India, Australia, Hong Kong, Taiwan, Malaysia, Philippines, Thailand, Vietnam and South Africa. Asia/Africa sales as reported rose 12.0%, reflecting 10.0% volume growth and favorable foreign exchange of 5.5%. Dollar operating profit increased 13% reflecting improved profitability combined with strengthened local currencies.

Successful new products driving growth in Oral Care are Colgate Herbal Salt, Colgate Sensitive, Colgate Total Plus Whitening and Darlie Hydro Fresh toothpastes, Colgate Massager and Colgate Designer manual toothbrushes, and Colgate powered toothbrushes for kids featuring LOONEY TUNES characters. In China for example, Colgate continues its leadership of the toothpaste market with its national ACNielsen market share at 31.9% year to date, over 12 share points ahead of the number two competitor.

New products driving growth in Personal Care include Palmolive Naturals Silky Straight and Palmolive Aromatherapy shampoo, Palmolive Aromatherapy Sensual shower gel and Palmolive Naturals bar soap with papaya extracts.

Hill’s Pet Nutrition (14% of Company Sales)

Innovative new products and veterinary endorsements continue to drive growth at Hill’s, the world leader in specialty pet food. Unit volume grew 4.0% in second quarter 2004 on top of a very strong performance in the year ago period. Dollar sales rose 9.0% versus second quarter 2003, reflecting this volume growth, favorable foreign exchange of 3.0% and the effect of a domestic price increase. Dollar operating profit increased 9.0% after increased commercial investment.

New products driving growth in the U.S. specialty retail channel include Science Diet Advanced Protection and Science Diet Feline Hairball now available in wet form. Television advertising supporting Science Diet Advanced Protection began during the quarter as did targeted activity in support of Science Diet’s entire feline product range.

Internationally, solid volume growth was achieved by Malaysia, Taiwan, Thailand, Russia, Korea, South Africa, Australia, Spain and Germany. Science Plan Nature’s Best, Prescription Diet Feline m/d, increased promotional activity and distribution gains contributed to the strong international results.

* * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Ajax, Axion, Soupline, Suavitel and Fab, as well as Hill’s Science Diet and Hill’s Prescription Diet pet foods. For more information about Colgate’s global business, visit the Company’s website at http://www.colgate.com.

LOONEY TUNES is a ™ & © of Warner Bros. Entertainment Inc.

Certain financial measures contained in this release, as noted, exclude results for Colgate Simply White tooth whitening gel. Management believes this provides useful information to investors as it allows comparisons of Colgate’s other product lines and businesses without the impact of Colgate Simply White, sales of which began in the third quarter of 2002. In addition, sales and unit volume growth both worldwide and in relevant geographic divisions are discussed in the release both as reported and excluding divestments. Management believes this provides useful information to investors as it allows comparisons of sales and volume growth from ongoing operations. The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies.

This press release and the related webcast (other than historical information) may contain forward-looking statements. Actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Cautionary Statement on Forward-Looking Statements” in the Company’s Form 10-K for the year ended December 31, 2003) for information about factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s website at http://www. colgate.com.

(See attached tables for second quarter results.)

Colgate-Palmolive Company Condensed Consolidated Statements of Income

For the three and six months ended June 30, 2004 and 2003

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net Sales	$2,571.7	$2,458.6	$5,085.2	$4,807.0

Cost of Sales	1,148.1	1,105.8	2,262.0	2,156.0

Gross Profit	1,423.6	1,352.8	2,823.2	2,651.0

Gross Profit Margin	55.4%	55.0%	55.5%	55.1%

Selling, General & Administrative Expenses	838.8	795.3	1,707.1	1,583.0

Operating Profit	584.8	557.5	1,116.1	1,068.0

Operating Profit Margin	22.7%	22.7%	21.9%	22.2%

Net Interest Expense	29.3	31.3	57.6	65.3

Income Before Income Taxes	555.5	526.2	1,058.5	1,002.7

Provision for Income Taxes	181.6	166.4	346.1	318.9

Effective Tax Rate	32.7%	31.6%	32.7%	31.8%

Net Income	373.9	359.8	712.4	683.8

Net Earnings Per Common Share
Basic	$.69	$.66	$1.31	$1.25
Diluted	$.66	$.62	$1.25	$1.18

Average Common Shares Outstanding
Basic	531.4	538.0	532.2	537.6
Diluted	570.6	580.6	571.5	580.0

Colgate-Palmolive Company Condensed Consolidated Balance Sheets

As of June 30, 2004, December 31, 2003 and June 30, 2003

(Dollars in Millions) (Unaudited)

	June 30, 2004	December 31, 2003	June 30, 2003
Cash and cash equivalents	$417.3	$265.3	$219.2
Receivables, net	1,277.2	1,222.4	1,196.0
Inventories	843.4	718.3	770.9
Other current assets	297.0	290.5	256.9
Property, plant and equipment, net	2,502.7	2,542.2	2,517.5
Other assets, including goodwill and intangibles	3,092.8	2,440.1	2,466.2

Total assets	$8,430.4	$7,478.8	$7,426.7

Total debt	3,962.4	3,102.9	3,459.3
Other current liabilities	1,941.0	2,027.4	1,861.9
Other non-current liabilities	1,495.6	1,461.4	1,391.9
Total shareholders’ equity	1,031.4	887.1	713.6

Total liabilities and shareholders’ equity	$8,430.4	$7,478.8	$7,426.7

Supplemental Balance Sheet Information:
Debt less cash and marketable securities*	$3,522.8	$2,800.7	$3,233.2
Working capital % of sales	4.3%	1.7%	3.6%
After-tax return on capital	33.5%	38.0%	35.9%

*	Marketable securities of $22.3, $36.9 and $6.9 as of June 30, 2004, December 31, 2003 and June 30, 2003, respectively, are included in Other current assets.

Colgate-Palmolive Company Condensed Consolidated Statements of Cash Flows

For the six months ended June 30, 2004 and 2003

(Dollars in Millions) (Unaudited)

	2004	2003
Operating Activities:
Net income	$712.4	$683.8
Restructuring	(4.8)	—
Depreciation and amortization	159.7	153.6
Deferred income taxes	22.6	(1.0)
Changes in:
Receivables	(32.3)	(9.3)
Inventories	(115.9)	(73.1)
Accounts payable and other accruals	(57.4)	8.2
Other non-current assets and liabilities	(40.3)	(31.9)

Net cash provided by operations	644.0	730.3

Investing Activities:
Capital expenditures	(117.6)	(121.2)
Payment for acquisition, net of cash acquired	(714.8)	—
Other investing activities	52.4	45.4

Net cash used in investing activities	(780.0)	(75.8)

Financing Activities:
Proceeds from (payments on) debt issuances, net	868.2	(196.5)
Dividends paid	(268.6)	(237.0)
Purchases of treasury shares	(358.2)	(235.8)
Proceeds from exercise of stock options	57.2	63.7

Net cash provided by (used in) financing activities	298.6	(605.6)

Effect of exchange rate changes on cash and cash equivalents	(10.6)	2.4

Net increase in cash and cash equivalents	152.0	51.3
Cash and cash equivalents at beginning of period	265.3	167.9

Cash and cash equivalents at end of period	$417.3	$219.2

Supplemental Cash Flow Information:
Free cash flow before dividends (net cash provided by operations less capital expenditures)
Net cash provided by operations	$644.0	$730.3
Less: Capital expenditures	(117.6)	(121.2)

Free cash flow before dividends	$526.4	$609.1

Colgate-Palmolive Company Segment Information

For the three and six months ended June 30, 2004 and 2003

(Dollars in Millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net Sales
Oral, Personal, and Home Care
North America	$578.9	$593.6	$1,147.4	$1,182.1
Latin America	552.4	544.3	1,085.9	1,042.8
Europe	618.8	577.7	1,225.8	1,108.6
Asia/Africa	467.0	417.4	935.2	838.5

Total Oral, Personal, and Home Care	2,217.1	2,133.0	4,394.3	4,172.0

Total Pet Nutrition	354.6	325.6	690.9	635.0

Total Net Sales	$2,571.7	$2,458.6	$5,085.2	$4,807.0

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Operating Profit
Oral, Personal, and Home Care
North America	$136.4	$154.9	$271.8	$302.7
Latin America	159.8	151.6	318.1	300.3
Europe	131.1	127.7	260.8	241.6
Asia/Africa	79.0	69.7	163.1	135.6

Total Oral, Personal, and Home Care	506.3	503.9	1,013.8	980.2

Total Pet Nutrition	99.4	91.2	194.8	179.0
Total Corporate	(20.9)	(37.6)	(92.5)	(91.2)

Total Operating Profit	$584.8	$557.5	$1,116.1	$1,068.0

The Company evaluates segment performance based on several factors, including operating profit. The Company uses operating profit as a measure of operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes. Corporate operations include research and development costs, unallocated overhead costs, restructuring costs, and gains and losses on sales of non-strategic brands and assets.

Colgate-Palmolive Company—Geographic Sales Analysis

Percentage Changes—Second Quarter 2004 vs 2003

June 30, 2004

(Unaudited)

			COMPONENTS OF SALES CHANGE					COMPONENTS OF SALES CHANGE
Region	2nd Qtr Sales Change As Reported	2nd Qtr Sales Change Ex- Divestment	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange	6 Months Sales Change As Reported	6 Months Sales Change Ex- Divestment	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange

Total Company *	4.5%	5.5%	5.0%	–1.0%	1.5%	6.0%	7.0%	4.5%	–1.0%	3.5%

Europe *	7.0%	11.5%	7.5%	–2.5%	6.5%	10.5%	15.0%	8.0%	–3.0%	10.0%

Latin America	1.5%	1.5%	5.0%	3.0%	–6.5%	4.0%	4.0%	5.0%	3.0%	–4.0%

Asia/Africa	12.0%	13.0%	11.0%	–3.5%	5.5%	11.5%	12.5%	9.0%	–4.0%	7.5%

Total International	6.5%	8.5%	7.5%	–1.0%	2.0%	8.5%	10.5%	7.0%	–1.0%	4.5%

North America	–2.5%	–2.5%	0.0%	–3.0%	0.5%	-3.0%	-3.0%	–1.5%	–2.0%	0.5%

Total CP Products	4.0%	5.0%	5.0%	–1.5%	1.5%	5.5%	6.5%	4.5%	–1.5%	3.5%

Hill's	9.0%	9.0%	4.0%	2.0%	3.0%	9.0%	9.0%	4.0%	1.0%	4.0%

NOTE:

*	GABA was acquired June 1, 2004.
GABA has the effect of increasing Total Company second quarter sales and volume by 0.5%.
The increase on Europe's second quarter sales and volume is 2.5%.
The impact on the six months is approximately half these amounts.